Exhibit 10.20

SUMMARY OF ULTICOM, INC. ANNUAL CASH INCENTIVE BONUS PROGRAM FOR SENIOR EXECUTIVES

The following summarizes, as of September 15, 2009, the Ulticom Annual Cash Incentive Bonus Program for Senior Executives. The following is intended to be a summary of an existing verbal compensation program, and in no way is intended to provide any additional rights to any of the senior executives of Ulticom.

For each fiscal year, the Compensation Committee may afford the senior executives an opportunity to earn an annual cash incentive bonus. The goals are generally set in the early part of the fiscal year for performance during the year. Performance may be based either on (i) performance goals, such as revenue, operating income, net earnings, volume, net sales, balance sheet measurements, gross profit, cash flow, operating or profit margins, employee morale or productivity, customer satisfaction or loyalty, or any other financial, operational or strategic criteria; (ii) individual criteria, such as leadership; or (iii) some combination of both performance and individual criteria that the Compensation Committee deems appropriate. Payment will be made after the determination of the Company’s annual financial results and the authorization by the Compensation Committee.

The following provisions apply to the annual cash incentive bonus program:

1.         Participants will be determined by the Compensation Committee, at its sole discretion.

2.         Participants must be actively employed at the time of payout of the bonuses.

3.         Newly-hired or promoted participants are eligible for participation as of their hire or promotion date and their payout will be pro-rated based on that hire or promotion date.

4.          Target payouts are based on a percentage of base salary. Payouts will be calculated using the participant’s base salary as of the relevant date. Payments for participants who were promoted during the plan year will be based on the portion of time spent in each position.

5.         Employees hired November 1st and after of a given plan year, are not eligible for participation until the following plan year.

6.        Participants must maintain satisfactory performance as finally determined by the Compensation Committee based upon recommendations of the Board of Directors/Chief Executive Officer, as appropriate.

7.        In the event that a Participant should retire, become disabled, or die during the Plan year, the Participant (or the designated beneficiary) will be eligible to receive an incentive payment equal to the pro rated progress towards the defined goals.

8.         Modifications, adjustments or other changes to the terms of the annual cash incentive bonus, regardless of the reason, and any potential payments will be determined by the Compensation Committee, at its sole discretion. For instance, the Compensation Committee may adjust any award to take into account extraordinary or unusual events occurring during the performance year, including the individual’s performance, changes in the individual’s duties and responsibilities or one-time sources of income or charges.